EXHIBIT 12

                         AMENDMENT TO PURCHASE AGREEMENT

         This Amendment to Purchase Agreement (this "Amendment") is entered into this 14th day of November, 2001 by and between Loan Finance Investment Trust 98-1 (the "Purchaser") and CTIHC, Inc. (the "Seller").

         WHEREAS, Purchaser and Seller are party to that certain Purchase Agreement dated as of November 8, 2001 (the "Purchase Agreement");

         WHEREAS FURTHER, the Purchase Agreement provides for the sale of 1,066,800 shares of Class A Voting Common Stock of TeleCorp PCS, Inc. (the "TLCP Stock") for $14,042,181.72 (the "Purchase Price");

         WHEREAS FURTHER, the Purchaser and Seller now desire to amend the Purchase Agreement to reduce the number of TLCP Stock to be purchased and to proportionately reduce the Purchase Price;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, the Purchaser and Seller hereby agree as follows:

1. The number of TLCP Stock to be sold by the Seller to the Purchaser pursuant to the Purchase Agreement shall be reduced from 1,066,800 to 1,031,800 shares.

2. The Purchase Price provided for in the Purchase Agreement shall be reduced from $14,042,181.72 to $13,581,480.22.

3. All other terms and conditions of the Purchase Agreement are hereby confirmed and ratified.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above.

"PURCHASER"                           SELLER:
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Loan Finance Investment Trust 98-1    CTIHC, Inc.
By:  BSCS IX, Inc., as Depositor

By:  /s/ Lori Rezza                   By:  /s/ William T. Devanney, Jr.
     --------------                        ----------------------------
Name:  Lori Rezza                     Name:  William T. Devanney
Title:  Vice President                Title: Senior Vice President, Corporate
                                             Taxes